Exhibit 5.1

Porter Wright
Morris & Arthur LLP
41 South High Street
Suites 2800-3200
Columbus, Ohio 43215-6194

Direct: 614-227-2059
Fax:  614-227-2100
Toll free:  800-533-2794

www.porterwright.com

CINCINNATI
CLEVELAND
COLUMBUS
DAYTON
NAPLES
WASHINGTON, DC

May 11, 2010

Rocky Brands, Inc.
39 East Canal Street
Nelsonville, Ohio  45764

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3 (Registration No. 333-165170) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 6, 2010, as supplemented by the final prospectus supplement dated May 10, 2010 (collectively, the “Prospectus”), filed with the Securities and Exchange Commission by Rocky Brands, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of (i) 1,800,000 of the Company’s Common, without par value (the “Common Stock”) and attached preferred stock purchase rights (the “Rights”), and (ii) up to 270,000 additional shares of Common Stock, with attached Rights, pursuant to the over-allotment option granted by the Company to the underwriter for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement and Prospectus.  We have reviewed the Company’s Second Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares and Rights,  the Prospectus, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.
When the Shares covered by the Registration Statement shall have been issued and sold as described in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and nonassessable.

2.
The Rights attached to the Shares have been duly authorized, and when issued pursuant to the Rights Agreement, dated as of June 11, 2009, as may be amended from time to time, between the Company and Computershare Trust Company, N.A., will be the valid and binding obligations of the Company under the laws of the State of Illinois, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Rocky Brands, Inc
May 11, 2010

We are opining herein only as to the effect of the federal laws of the United States, the law of the State of Ohio, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting those laws, the law of the State of Illinois, including the statutory provisions, all applicable provisions of the Illinois Constitution and reported judicial decisions, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the references to our firm therein.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP